Exhibit 23.1

                      CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in: (i) the Registration Statement (Form S-3 No. 33-79688) of Continental Airlines, Inc. and in the related Prospectus, and (ii) the Registration Statements (Form S-8 No. 33-81324) pertaining to the Continental Airlines, Inc. 1994 Incentive Equity Plan, (Form S-8 No. 33-81326) pertaining to the Continental Airlines, Inc. 1994 Restricted Stock Grant, and (Form S-8 No. 33-81328) pertaining to the Continental Airlines, Inc. 1994 Employee Stock Purchase Plan, of our report dated April 12, 1995, with respect to the consolidated financial statements and schedules of Continental Airlines, Inc. included in this Form 10-K for the year ended December 31, 1994.




                                    ERNST & YOUNG LLP



Houston, Texas
April 12, 1995